Exhibit 10.1
ATLAS ENERGY RESOURCES, LLC
600,000 COMMON UNITS
REPRESENTING CLASS B LIMITED LIABILITY COMPANY INTERESTS
Common Unit Purchase Agreement
May 5, 2008
Atlas America, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
     Atlas Energy Resources, LLC, a Delaware limited liability company (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Atlas America, Inc., a Delaware corporation (the “Investor”), an aggregate of 600,000 common units (the “Investor Units”) representing Class B limited liability company interests in the Company (the “Common Units”).
     This is to confirm the agreement between the Company and the Investor concerning the purchase of the Investor Units from the Company by the Investor.
1.	Representations, Warranties and Agreements.

(a)	The Company represents and warrants to, and agrees with, the Investor that:
(i)	The Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware Act”) with full power and authority to enter into and perform its obligations under this Agreement.

(ii)	The Company has all requisite power and authority to issue, sell and deliver the Investor Units in accordance with and upon the terms and conditions set forth in this Agreement and the LLC Agreement.

(iii)	As of the Closing Date (as defined in Section 3), the Investor Units will be duly authorized by the Company’s Amended and Restated Operating Agreement, as amended (the “LLC Agreement”) and, when issued and delivered to the Investor against payment therefor in accordance with the terms hereof, will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Act).

(iv)	This Agreement has been duly executed and delivered by the Company.
(b)	The Investor represents and warrants to, and agrees with, the Company that:
(i)	Investor is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the investment by the Investor in the Company is for its own account and not for the account of others, for investment purposes. The

Investor Units are being acquired for its own account, for investment and with no intention of distributing or reselling such Investor Units or any portion thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or foreign country or jurisdiction.
(ii)	Investor acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Company and has knowingly and voluntarily elected instead to rely solely on its own investigation.

(iii)	Investor acknowledges and agrees that the Investor must bear the economic risk of this investment indefinitely, that the Investor Units purchased by the Investor hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or Blue Sky laws or the availability of exemptions therefrom, and that the Company has no present intention of registering the resale of any of such Investor Units.

(iv)	Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Investor Units, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Investor Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(v)	Investor understands that the Investor Units are being offered and sold to the Investor in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Investor Units.

(vi)	Investor has a substantive pre-existing relationship with the Company and was directly contacted by the Company or its agents outside of the Company’s concurrent public offering of common units (the “Public Offering”). The Investor (i) was not identified or contacted through the marketing of the Public Offering and (ii) did not independently contact the Company as a result of the general solicitation by means of the prospectus for the Public Offering.

(vii)	Investor has all requisite power and authority to purchase the Investor Units, in accordance with and upon the terms and conditions set forth in this Agreement.

(viii)	This Agreement has been duly executed and delivered by the Investor.
     2. Purchase and Sale. Subject to the terms and conditions herein set forth, the Company agrees to sell to the Investor, and the Investor hereby agrees to purchase from the Company, at a purchase price of $42.00 per common unit, 600,000 Investor Units.
     3. Delivery and Payment for the Investor Units. Delivery of and payment for the Investor Units shall be made at 6 p.m., New York City time, on May 5, 2008 (such date and time of delivery and payment for the Investor Units being herein called the “Closing Date”). Delivery of the Investor Units shall be made to the Investor against payment by the Investor of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company.
     4. Condition of Investor’s Obligations. The obligations of the Investor hereunder, as to the Investor Units, shall be subject, in its discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Closing Date, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the closing of the purchase and sale of the Company’s Common Units pursuant to the underwriting agreement, dated the date hereof, among the Company, the underwriters named therein and certain other parties shall have occurred.
     5. Binding Nature of Agreement. This Agreement shall be binding upon, and inure solely to the benefit of, the Investor and the Company, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.
     6. Sole Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Investor, with respect to the subject matter hereof.
     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     8. Execution in Counterpart. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     Upon the acceptance hereof by the Investor, this letter and such acceptance hereof shall constitute a binding agreement between the Investor and the Company.

Very truly yours,

ATLAS ENERGY RESOURCES, LLC

By:
Name:
Title
Accepted as of the date hereof:
ATLAS AMERICA, INC.

By:
Name:
Title